Exhibit 99.3

DREAMWORKS ANIMATION GROWS SENIOR LEADERSHIP TEAM AS BRAND CONTINUES TO DIVERSIFY

Prominent Entertainment Industry Vet Mark Zoradi

Joins DreamWorks as Chief Operating Officer

Lew Coleman Assumes Role of Vice-Chairman; Ann Daly Elevated to President

Glendale, CA – July 28, 2014 – As DreamWorks Animation continues to build on its core film business and become a diversified family entertainment brand, the company is expanding its executive leadership team to best execute the business’ growth strategy. Prominent former Disney exec Mark Zoradi will join the DreamWorks Animation as COO, elevating Ann Daly to President of the company; Lew Coleman will assume the role of Vice-Chairman, in addition to his current roles of Chief Financial Officer and Acting Chief Accounting Officer.

“As DreamWorks grows, we are focusing on creating a strong management structure that has the expertise and capacity to best serve the changing needs of our company,” said Jeffrey Katzenberg, DreamWorks Animation CEO. “Ann and I are thrilled to welcome Mark to the DreamWorks family, and to recognize the current team for their tremendous contributions to the company. With these new changes, coupled with our other incredibly accomplished recent senior hires – Michael Francis as Chief Global Brand Officer and Margie Cohn as Head of Television, I’m very excited about the stellar caliber of our overall executive leadership team.”

Mark Zoradi is a 30-year veteran of the motion picture industry. He was instrumental in the start up of Walt Disney Home Entertainment and The Disney Channel. He previously served as the General Manager of Buena Vista Television, President of Buena Vista International with responsibility for the international theatrical and home entertainment marketing and distribution of Disney, Touchstone, and Pixar films and most recently, served as President of Walt Disney Studios Motion Picture Group.

“I am enthusiastic about the opportunity to join the talented DreamWorks team at a time of remarkable expansion and growth for the company,” said Zoradi. “DreamWorks’ family of beloved characters and stories are known around the world and I look forward to helping to build and expand their reach with new businesses and venues.”

In the past 18 months, DreamWorks Animation has been executing its diversification strategy, including building a television division committed to more than 1100 episodes of original programming, new initiatives in the location-based and retail entertainment divisions, a brand new in-house publishing arm, global growth in its consumer products business, as well as growth in the online space with the acquisition of AwesomenessTV and the launch of DreamWorksTV.

About DreamWorks Animation

DreamWorks Animation (Nasdaq: DWA) creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for five consecutive years. In 2013, DreamWorks Animation ranks #12 on the list. All of DreamWorks Animation’s feature films are produced in 3D. The Company has theatrically released a total of 29 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.

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Contact:

Allison Rawlings

DreamWorks Animation

(818) 695-3278

allison.rawlings@dreamworks.com